SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, D. C.  20549



                                 FORM 8-K



                             CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                    SECURITIES EXCHANGE ACT OF 1934


Date of Report:  September 6, 1995


                          SCANA Corporation
         (Exact name of registrant as specified in its charter)



  South Carolina                  1-8809                 57-0784499
(State or other jurisdiction    (Commission             (IRS Employer
  of incorporation)              File Number)            Identification No.)



  1426 Main Street, Columbia, South Carolina                   29201
  (Address of principal executive offices)                   (Zip Code)



     Registrant's telephone number, including area code (803) 748-3000




     (Former name or former address, if changed since last report.)





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Item 5.  Other Events.


     During the second quarter of 1995, as reported in SCANA's Form 10-Q for the quarter ended June 30, 1995, SCANA's oil and gas subsidiary, SCANA Petroleum Resources, Inc. (Petroleum Resources) changed from the successful efforts method to the full cost method of accounting for its oil and gas operations. The Company believes the full cost method provides a better matching of revenues and expenses given the change in Petroleum Resources' primary focus from a purchaser of producing oil and gas properties to a developer of reserves on its own or others' properties. The financial statements of prior periods have been restated to apply the new method retroactively. The following restatements of information previously included in SCANA's Annual Report on Form 10-K for the year ended December 31, 1994 are included herein:

     Financial statements for the three-year period ended December
       31, 1994, footnotes thereto and an independent auditors' report thereon;
     Management's Discussion and Analysis for the three-year period ended December 31, 1994;
     Selected Financial Data as of and for each of the five years ended December 31, 1994 and as of and for the year ended December 31, 1984; and
     Ratios of earnings to fixed charges (SEC method) for each of the five years ended December 31, 1994.

     The restatements also reflect the effect of a two-for-one stock split effective May 11, 1995 and reported in Form 8-K dated
April 28, 1995.

     Capitalized terms used in this Report, other than in the Financial Statements and Supplementary Data, have the meanings set forth on page 4 of SCANA Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, unless the context requires otherwise.


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                              TABLE OF CONTENTS

                                                                      Page



     Selected Financial Data.......................................     4

     Management's Discussion and Analysis
       of Financial Condition and Results of Operations............     6

     Financial Statements and Supplementary Data...................    15

     Independent Auditors' Report..................................    16

     Consolidated Balance Sheets...................................    17
     Capitalization and Liabilities................................    18

     Consolidated Statements of Income and
       Retained Earnings...........................................    19

     Consolidated Statements of Cash Flows.........................    20

     Consolidated Statements of Capitalization.....................    21

     Notes To Consolidated Financial Statements....................    22

     Signatures....................................................    44

     Exhibit Index.................................................    45



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

SELECTED FINANCIAL DATA

For the Years Ended December 31,             1994          1993          1992          1991          1990            1984
Statement of Income Data                           (Thousands of dollars except statistics and per share amounts)
  Operating Revenues:
    Electric                              $  975,388    $  940,121    $  829,477    $  867,215    $  851,146      $  755,502
    Gas                                      342,672       320,195       305,275       276,742       292,380         378,491
    Transit                                    4,002         3,851         3,623         3,869         4,033           3,178
      Total Operating Revenues             1,322,062     1,264,167     1,138,375     1,147,826     1,147,559       1,137,171
  Operating Expenses:
    Fuel used in electric generation
      and purchased power                    255,240       242,793       213,474       234,683       223,972         235,246
    Gas purchased for resale                 220,923       208,695       191,577       171,869       191,939         289,212
    Other operation and maintenance          293,721       290,891       281,242       270,213       265,887         184,727
    Depreciation and amortization            119,177       112,844       108,315       102,669        97,801          74,914
    Taxes                                    173,448       163,633       133,987       146,032       142,003         153,776
      Total Operating Expenses             1,062,509     1,018,856       928,595       925,466       921,602         937,875
  Operating Income                           259,553       245,311       209,780       222,360       225,957         199,296
  Other Income                               (29,749)       27,335        11,960        (1,231)       54,874          17,647
  Income Before Interest Charges and
    Preferred Stock Dividends                229,804       272,646       221,740       221,129       280,831         216,943
  Interest Charges, Net                      108,397       101,189        97,600        91,458        92,317          78,248
  Preferred Stock Cash Dividends of
    Subsidiary                                 5,955         6,217         6,473         6,706         6,911          16,877
  Net Income                              $  115,452    $  165,240    $  117,667    $  122,965    $  181,603      $  121,818

  Percent of Operating Income (Loss)
    Before Income Taxes
     Electric                                     88%           90%           85%           89%           89%             87%
     Gas                                          14%           13%           18%           14%           14%             15%
     Transit                                      (2%)          (3%)          (3%)          (3%)          (3%)            (2%)

  Common Stock Data
   Weighted Average Number of Common
    Shares Outstanding (Thousands)            94,762        90,407        82,950        80,722        81,764          79,801
   Earnings Per Weighted Average Share of
    Common Stock                               $1.22         $1.83         $1.42         $1.52         $2.22           $1.53
   Dividends Declared Per Share of Common
    Stock                                      $1.41         $1.37         $1.34         $1.31         $1.26           $1.03
   Common Shares Outstanding (Year-End)
    (Thousands)                               96,035        93,239        87,821        81,569        81,764          80,592
   Book Value Per Share of Common Stock
    (Year-End)                                $14.15        $14.13        $13.08        $12.46        $12.28          $ 9.66





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



December 31,                               1994          1993         1992         1991          1990         1984

Balance Sheet Data                              (Thousands of dollars except statistics and per share amounts)

  Utility Plant, Net                    $3,293,667    $3,004,075   $2,810,279   $2,664,651    $2,549,763   $2,205,297

  Total Assets                          $4,314,508    $4,016,902   $3,538,314   $3,286,338    $3,144,936   $2,506,996

  Common Equity                         $1,359,141    $1,317,495   $1,149,087   $1,016,104    $1,003,877   $  778,251
  Preferred Stock (Not subject
    to purchase or sinking
    fund requirements)                      26,027        26,027       26,027       26,027        26,027       26,262
  Preferred Stock, Net (Subject
    to purchase or sinking
    fund requirements)                      49,528        52,840       56,154       59,469        62,704      152,974
  Long-Term Debt, Net                    1,537,624     1,424,399    1,204,754    1,122,396       938,933      900,878
  Total Capitalization                  $2,972,320    $2,820,761   $2,436,022   $2,223,996    $2,031,541   $1,858,365


Other Statistics
  Electric:
    Customers (Year-End)                   476,412       468,874      461,900      453,660       446,516      378,963
    Territorial sales (Million KWH)         16,838        16,880       15,794       15,695        15,385       12,590
    Residential:
      Average annual use per
        customer (KWH)                      13,048        14,077       13,037       13,246        13,330       12,061
      Average annual rate
        per KWH                             $.0743        $.0707       $.0695       $.0700        $.0707       $.0757
    Generating Capability - Net MW
      (Year-End)                             3,876         3,864        3,912        3,912         3,891        3,959
    Territorial Peak Demand - Net MW         3,444         3,557        3,380        3,300         3,222        2,596

  Gas:
    Customers (Year-End)                   238,614       234,736      231,153      225,819       220,817      189,544
    Sales (Thousand Therms)                781,109       717,417      761,721      694,801       711,821      737,059
    Residential:

    Average annual use per

        customer (therms)                      543           605         577           521           497          618
      Average annual rate
        customer (therms)                      543           605         577           521           497          618
      Average annual rate
        per therm                             $.84          $.76        $.74          $.77          $.77         $.69


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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS

COMPETITION

     The electric utility industry has begun a major transition that could lead to expanded market competition and less regulatory protection. The transition began with the enactment of the Public Utility Regulatory Policies Act of 1978 which facilitated the entry of competitors into the electric generation business.
Subsequently, the National Energy Policy Act (NEPA) was enacted in 1992 to promote competition among utility and nonutility generators in the wholesale electric generation market. Recent initiatives in some states to lessen regulation and promote competition, particularly with regard to retail transmission access, also have accelerated the utility industry's transition.

     Future deregulation of electric wholesale and retail markets will create opportunities to compete for new and existing customers and markets. As a result, profit margins and asset values of some utilities could be adversely affected.

    The pace of deregulation, the future market price of electricity, and the regulatory actions which may be taken by the Public Service Commission of South Carolina (PSC) in response to the changing environment cannot be predicted. However, the Company is aggressively pursuing actions to position itself strategically for the transformed environment. To enhance its flexibility and responsiveness to change, the Company's electric and gas utility, SCE&G, reorganized its operations around Strategic Business Units. Maintaining a competitive cost structure is of paramount importance in the utility's strategic plan. SCE&G has undertaken a variety of initiatives, including reductions in operations and maintenance costs and in staffing levels. SCE&G believes that these actions as well as numerous others that have been and will be taken demonstrate its ability and commitment to succeed in the new operating environment to come.

LIQUIDITY AND CAPITAL RESOURCES

     The cash requirements of the Company arise primarily from SCE&G's operational needs, the Company's construction program and the need to fund the activities or investments of the Company's nonregulated subsidiaries. The ability of the Company's regulated subsidiaries to replace existing plant investment, as well as to expand to meet future demand for electricity and gas, will depend upon their ability to attract the necessary financial capital on reasonable terms. The Company's regulated subsidiaries recover the costs of providing services through rates charged to customers. Rates for regulated services are generally based on historical costs. As customer growth and inflation occur and the regulated subsidiaries expand their construction programs, it is necessary to seek increases in rates. As a result, the Company's future financial position and results of operations will be affected by the regulated subsidiaries' ability to obtain adequate and timely rate relief.

     Due to continuing customer growth, SCE&G entered into a contract with Duke/Fluor Daniel in 1991 to design, engineer and build a 385 MW coal-fired electric generating plant near Cope, South Carolina in Orangeburg County. Construction of the plant began in November 1992 and is expected to be complete in late 1995 with commercial operation beginning in early 1996. The estimated cost of the Cope plant, excluding financing costs and allowance for funds used during construction (AFC), but including an allowance for escalation, is $450 million. In addition, the transmission lines for interconnection with the Company's system are expected to cost $26 million. Until the completion of the new plant, SCE&G is contracting for additional capacity as necessary to ensure that the energy demands of its customers can be met.

     As discussed in Note 2B of Notes to Consolidated Financial Statements, on June 7, 1993 the PSC issued an order granting SCE&G a 7.4% annual increase in retail electric rates which was implemented in two phases over a two year period: phase one, effective June 1993, producing $42.0 million annually, and phase two, effective June 1994, producing $18.5 million annually, based on a test year.

     The estimated primary cash requirements for 1995, excluding requirements for fuel liabilities and short-term borrowings, and the actual primary cash requirements for 1994 are as follows:


                                                     1995            1994
                                                    (Thousands of Dollars)

Property additions and construction
  expenditures, excluding allowance for
  funds used during construction (AFC)              $348,530        $471,175
Acquisition of oil and gas producing
  properties                                            -             47,189
Nuclear fuel expenditures                             23,084          27,429
Maturing obligations, redemptions and
  sinking and purchase fund requirements              25,630          30,373
    Total                                           $397,244        $576,166




     Approximately 31% of total cash requirements (excluding dividends) was provided from internal sources in 1994 as compared to 28% in 1993.

     The Company has in effect a program for the issuance from time to time of unsecured medium-term debt securities. The proceeds from the sales of these securities may be used to fund additional business activities in nonutility subsidiaries, to reduce short-term debt incurred in connection therewith or for general corporate purposes. In December 1994, a shelf registration statement filed with the Securities and Exchange Commission became effective providing for the issuance of up to an additional $250 million in medium-term notes. At December 31, 1994 the Company had available for issuance $317.6 million.

     SCE&G's First and Refunding Mortgage Bond Indenture, dated April 1, 1945 (Old Mortgage), contains provisions prohibiting the issuance of additional bonds thereunder (Class A Bonds) unless net earnings (as therein defined) for 12 consecutive months out of the 15 months prior to the month of issuance are at least twice the annual interest requirements on all Class A Bonds to be outstanding (Bond Ratio). For the year ended December 31, 1994 the Bond Ratio was 3.52. The issuance of additional Class A Bonds is restricted also to an additional principal amount equal to 60% of unfunded net property additions (which unfunded net property additions totaled approximately $499.8 million at December 31, 1994), Class A Bonds issued on the basis of retirements of Class A Bonds (no earned retirement credits were remaining at December 31, 1994), and Class A Bonds issued on the basis of cash on deposit with the Trustee.

     SCE&G has placed a new bond indenture (New Mortgage) dated April 1, 1993 on substantially all of its electric properties under which its future mortgage-backed debt (New Bonds) will be issued. New Bonds are expected to be issued under the New Mortgage on the basis of a like principal amount of Class A Bonds issued under the Old Mortgage which have been deposited with the Trustee of the New Mortgage (of which $57 million were available for such purpose as of December 31, 1994), until such time as all presently outstanding Class A Bonds are retired. Thereafter, New Bonds will be issuable on the basis of property additions in a principal amount equal to 70% of the original cost of electric and common plant properties (compared to 60% of value for Class A Bonds under the Old Mortgage), cash deposited with the Trustee, and retirement of New Bonds. New Bonds will be issuable under the New Mortgage only if adjusted net earnings (as therein defined) for 12 consecutive months out of the 18 months immediately preceding the month of issuance are at least twice the annual interest requirements on all outstanding bonds (including Class A Bonds) and New Bonds to be outstanding (New Bond Ratio). For the year ended December 31, 1994 the New Bond Ratio was 4.85.


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

       The following additional financing transactions have occurred since December 31, 1993:

       On January 14, 1994 the Company closed unsecured bank loans totaling $60 million due January 13, 1995, and used the proceeds to pay off a loan in a like total amount. In January 1995 the Company refinanced the loans with an unsecured bank loan of $60 million due January 12, 1996 at an initial interest rate of 6.44%, subject to reset quarterly at LIBOR plus ten basis points.

       On July 21, 1994 SCE&G issued $100 million of First Mortgage Bonds, 7.70% series due July 15, 2004 to repay short-term borrowings in a like amount.

       On November 3, 1994 SCE&G issued $30 million of Pollution Control Facilities Revenue Bonds due November 1, 2024. The proceeds from the sale of the bonds are being used to defray the cost of constructing certain facilities for the disposal of solid waste at SCE&G's Cope Generating Station under construction in Orangeburg County, South Carolina.

       Without the consent of at least a majority of the total voting power of SCE&G's preferred stock, SCE&G may not issue or assume any unsecured indebtedness if, after such issue or assumption, the total principal amount of all such unsecured indebtedness would exceed 10% of the aggregate principal amount of all of SCE&G's secured indebtedness and capital and surplus; provided, however, that no such consent shall be required to enter into agreements for payment of principal, interest and premium for securities issued for pollution control purposes.

      Pursuant to Section 204 of the Federal Power Act, SCE&G and GENCO must obtain FERC authority to issue short-term indebtedness. The FERC has authorized SCE&G to issue up to $200 million of unsecured promissory notes or commercial paper with maturity dates of 12 months or less, but not later than December 31, 1997. GENCO has not sought such authorization.

      The Company had $479.1 million authorized lines of credit and had unused lines of credit of $455.1 million at December 31, 1994. In addition, SCE&G has a credit agreement for a maximum of $75 million to finance nuclear and fossil fuel inventories, with $24.4 million available at December 31, 1994.

      SCE&G's Restated Articles of Incorporation prohibit issuance of additional shares of preferred stock without consent of the preferred stockholders unless net earnings (as defined therein) for the 12 consecutive months immediately preceding the month of issuance are at least one and one-half times the aggregate of all interest charges and preferred stock dividend requirements (Preferred Stock Ratio). For the year ended December 31, 1994 the Preferred Stock Ratio was 2.29.

      In December 1994 a registration statement was declared effective by the SEC pursuant to which the Company will be able to issue 4,000,000 additional shares of common stock under the Stock
Purchase-Savings Program (SPSP).

      During 1994 the Company issued 1,190,876 shares of the Company's common stock under the DRP. In addition, the Company issued 1,562,708 shares of its common stock pursuant to its SPSP. The Company has authorized and reserved for issuance, pursuant to effective registration statements, 2,940,772 and 4,182,132 shares of common stock pursuant to the DRP and the SPSP, respectively.


8



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     In January 1994 the Company signed an agreement to sell
substantially all of the real estate assets of SCANA Development Corporation to Liberty Properties Group, Inc. of Greenville, South Carolina for $91.5 million. On March 4, 1994 the Company and Liberty amended the agreement to exclude certain projects then under construction, and the sales price was reduced to $49.6 million. The transaction was closed on May 27, 1994. Certain other assets of SCANA Development Corporation are being sold to other parties. These transactions did not have a material impact on the Company's financial position or results of operations.

     MPX Systems Inc., a wholly owned subsidiary of SCANA, through a joint venture with ITC Transmission Systems, a Georgia-based telecommunications holding company, is constructing a fiber optic network through Texas, Louisiana, Mississippi, Alabama and Georgia. The network, which will consist of more than 900 miles of fiber optic lines, is expected to be completed by June 1995 at a cost of $58 million. In addition, MPX is pursuing Personal Communication Services licenses for wireless communications in the Southeast through a joint venture with ITC Personal Communications, Inc., Intercel PCS Services, Inc., and South Atlantic PCS Corporation. A $40 million construction loan obtained by the joint venture has been guaranteed in part by SCANA Corporation. All new ventures currently capitalize on the fiber infrastructure in place and provide for expansion of the network.

     The Company anticipates that its 1995 cash requirements of $397.2 million will be met through internally generated funds (approximately 42% excluding dividends), the sales of additional equity securities and the incurrence of additional short-term and long-term indebtedness. The timing and amount of such financing will depend upon market conditions and other factors. Actual 1995 expenditures may vary from the estimates set forth above due to factors such as inflation and economic conditions, regulation and legislation, rates of load growth, environmental protection standards and the cost and availability of capital.

     As required by the "ceiling test" under the full cost method of accounting for oil and gas operations, reserve adjustments of $94.1 million and $1.7 million were recorded during the years ended December 31, 1994 and 1992, respectively. These adjustments were non-cash in nature and had no impact on the liquidity of Petroleum Resources or of the Company.

     The Company expects that it has or can obtain adequate sources of financing to meet its projected cash requirements.

Environmental Matters

     The Clean Air Act requires electric utilities to reduce substantially emissions of sulfur dioxide and nitrogen oxide by the year 2000. These requirements are being phased in over two periods. The first phase has a compliance date of January 1, 1995 and the second, January 1, 2000. The Company meets all requirements of Phase I and, therefore, will not have to implement changes until compliance with Phase II requirements is necessary. The Company then will most likely meet its compliance requirements through the burning of natural gas and/or lower sulfur coal, the addition of scrubbers to coal-fired generating units, and the purchase of sulfur dioxide emission allowances. At December 31, 1994, the Company had purchased $19.4 million in emission allowances and had commitments to purchase $6.8 million in emission allowances in 1995. Low nitrogen oxide burners will be installed to reduce nitrogen oxide emissions.

     The Company is continuing to refine a compliance plan that must be filed with the U.S. Environmental Protection Agency (EPA) by January 1, 1996. The Company currently estimates that air emissions control equipment will require capital expenditures of $158 million over the 1995-1999 period to retrofit existing facilities and an increased operation and maintenance cost of approximately $1 million per year. To meet compliance requirements through the year 2004, the Company anticipates total capital expenditures of $287 million.


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

     The Federal Clean Water Act, as amended, provides for the imposition of effluent limitations that require various levels of treatment for each wastewater discharge. Under this Act, compliance with applicable limitations is achieved under a national permit program. Discharge permits have been issued for all and renewed for nearly all of SCE&G's and GENCO's generating units. Concurrent with renewal of these permits, the permitting agency has implemented more rigorous control programs. The Company has been developing compliance plans to meet the additional parameters of control, and compliance has involved updating wastewater treatment technologies. Amendments to the Clean Water Act proposed recently in Congress include several provisions which could prove costly to SCE&G. These include limitations to mixing zones and the implementation of technology-based standards.


     The South Carolina Solid Waste Policy and Management Act of 1991 requires promulgation of regulations addressing specified subjects, one of which affects the management of industrial solid waste. This regulation will establish minimum criteria for industrial landfills as mandated under the Act. The proposed regulation, if adopted as a final regulation in its present form, could significantly impact SCE&G's and GENCO's engineering, design and operation of existing and future ash management facilities. Potential cost impacts could be substantial.

     As described in Note 1L of Notes to Consolidated Financial Statements, the Company has an environmental assessment program to identify and assess current and former operations sites that could require environmental cleanup. As site assessments are initiated, an estimate is made of the amount of expenditures, if any, necessary to investigate and clean up each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and cleanup relate primarily to regulated operations; such amounts have been deferred and are being amortized and recovered through rates over a ten-year period for electric operations and a eight-year period for gas operations. Such deferred amounts totaled $20.2 million and $19.6 million at December 31, 1994 and 1993, respectively. Estimates to date include, among other things, the costs associated with the matters discussed in the following paragraphs.

     SCE&G, the Company's principal subsidiary, owns five decommissioned manufactured gas plant sites which contain residues of by-product chemicals. SCE&G has maintained an active review of the sites to monitor the nature and extent of the residual contamination.

     In September 1992 the EPA notified SCE&G, the City of Charleston and the Charleston Housing Authority of their potential liability for the investigation and cleanup of the Calhoun Park Area Site in Charleston, South Carolina. This site originally encompassed approximately 18 acres and included properties which were the locations for industrial operations, including a wood preserving (creosote) plant and one of SCE&G's decommissioned manufactured gas plants. The original scope of this investigation has been expanded to approximately 30 acres, including adjacent properties owned by the National Park Service and the City of Charleston, and private properties. The site has not been placed on the National Priority List, but may be added before cleanup is initiated. The potentially responsible parties (PRP) have agreed with the EPA to participate in an innovative approach to site investigation and cleanup called "Superfund Accelerated Cleanup Model," allowing the pre-cleanup site investigations process to be compressed significantly. The PRPs have negotiated an administrative order by consent for the conduct of a Remedial Investigation/Feasibility Study (RI/FS) and a corresponding Scope of Work. Actual field work began November 1, 1993 after final approval and authorization was granted by the EPA. SCE&G is also working with the City of Charleston to investigate potential contamination from the manufactured gas plant which may have migrated to the City's aquarium site. In 1994 the City of Charleston notified SCE&G that it considers SCE&G to be responsible for a $43.5 million increase in costs of the aquarium project attributable to delays resulting from contamination of the Calhoun Park Area Site. SCE&G believes it has meritorious defenses against this claim and does not expect its resolution to have a material impact on its financial position or results of operations.

     SCE&G has been listed as a PRP and has recorded liabilities, which are not considered material, for the Macon-Dockery waste disposal site near Rockingham, North Carolina, the Aqua-Tech Environmental, Inc. site in Greer, South Carolina and a landfill owned by Lexington County in South Carolina.

     The Arkansas Department of Pollution Control And Ecology (ADPCE) has identified SCE&G as a PRP for clean-up of PCBs at an abandoned transformer rebuilding plant in Little Rock, Arkansas. No formal notice from ADPCE has been received concerning this issue. SCE&G does not believe that the resolution of this issue will have a material effect on SCE&G's results of operations or financial position.

Regulatory Matters

     On June 7, 1993 the PSC issued an order on SCE&G's pending electric rate proceeding allowing an authorized return on common equity of 11.5%, resulting in a 7.4% annual increase in retail electric rates, or a projected $60.5 million annually, based on a test year. These rates were implemented in two phases over a two-year period: phase one, effective June 1993, producing $42.0 million annually, and phase two, effective June 1994, producing $18.5 million annually, based on a test year.

     SCE&G anticipates filing for electric rate relief in 1995.
The filing is anticipated to encompass primarily the remaining cost of completing the construction of the Cope Generating Station.

     The Company's regulated business operations are likely to be impacted by NEPA and FERC Order No. 636. NEPA is designed to create a more competitive wholesale power supply market by creating "exempt wholesale generators" and by potentially requiring utilities owning transmission facilities to provide transmission access to wholesalers. Order No. 636 is intended to deregulate the markets for interstate sales of natural gas by requiring that pipelines provide transportation services that are equal in quality for all gas suppliers whether the customer purchases gas from the pipeline or another supplier. In the opinion of the Company, it will be able to meet successfully the challenges of these altered business climates and does not anticipate there to be any materially adverse impact on the results of its operations, its financial position or its business prospects.

Other

     The Company's net investment in oil and gas properties is subject to a quarterly ceiling limitation calculation that is based on the future net revenues from forecasted production of proved oil and gas reserves valued at current or contract prices. Carrying values of proved reserves in excess of the ceiling limitation are expensed currently.
     In an effort to limit exposure to changing natural gas prices, in January 1995 the Company entered into a series of forward contracts relating to natural gas production. These forward contracts have the effect of stabilizing the price that the Company will receive on approximately sixty percent of its forecasted natural gas production for the years 1995-2001. The forward contracts are at an average price of $1.88 per dekatherm. If market prices exceed the forward contracts' prices at the time of delivery, the Company will forego additional revenues to the extent of the price differential for the quantities subject to such forward contracts. However, the Company believes these forward contracts are appropriate in light of current market conditions and that the forward contracts reduce the Company's exposure to price risk. The Company remains exposed to price risk for any production that is not subject to such forward contracts.

RESULTS OF OPERATIONS

Earnings and Dividends

               Earnings per share of common stock, the percent increase (decrease) from the previous year and the rate of return earned on common equity for the years 1992 through 1994 were as follows:

                                                1994      1993      1992
Earnings per weighted average share            $1.22     $1.83     $1.42
Percent increase (decrease) in earnings
  per share                                    (33.3%)    28.9%     (6.6%)
Return earned on common equity (year-end)        8.5%     12.5%     10.2%


       1994 Earnings per share and return on common equity decreased in 1994 primarily due to operations at Petroleum Resources, the Company's oil and natural gas exploration and production subsidiary. Petroleum Resources reported a net loss of $54.9 million for 1994 as compared to net income of $8.4 million for 1993. The change results primarily from charges recorded from application of the ceiling test (Note 1M).

       1993 Earnings per share and return on common equity increased in 1993 primarily due to a higher electric sales margin and additional nonoperating income.

    The Company's financial statements include AFC. AFC is a utility accounting practice whereby a portion of the cost of both equity and borrowed funds used to finance construction (which is shown on the balance sheet as construction work in progress) is capitalized. An equity portion of AFC is included in nonoperating income and a debt portion of AFC is included in interest charges (credits) as noncash items both of which have the effect of increasing reported net income. AFC represented approximately 8.3% of income before income taxes in 1994, 5.8% in 1993 and 5.3% in 1992.

    In 1994 SCANA's Board of Directors raised the quarterly cash dividend on common stock to 35.25 cents per share from 34.25 cents per share. The increase, effective with the dividend payable on April 1, 1994, raised the indicated annual dividend rate to $1.41 per share from $1.37. SCANA has increased the dividend rate on its common stock in 41 of the last 42 years.

Electric Operations


       1994   The increase in the electric sales margin from 1993
       to 1994 is primarily the result of an increase in retail electric rates phased in over a two-year period beginning June 1993 and an increase in industrial sales, which more than offset the negative impact of a six percent decrease in residential sales of electricity due to milder weather in 1994.

       1993 The increase in electric sales margin from 1992 to 1993 is primarily a result of increased residential and commercial KWH sales due to weather and customer growth, an increase in retail electric rates beginning in June 1993 and the recording in 1992 of a $14.6 million reserve against earnings related to the August 31, 1992 retail electric rate ruling from the Supreme Court (see Note 2G of Notes to Consolidated Financial Statements).

    An increase of 7,538 electric customers to 476,412 total customers contributed to a 1994 peak demand of 3,444 MW on January 19. The all time peak demand record of 3,557 MW was set on July 29, 1993.

Gas Operations


               1994 The 1994 gas sales margin increased from 1993 primarily as a result of lower gas costs which allowed Pipeline Corporation to compete successfully with alternate fuel suppliers in industrial markets. Higher oil prices and a stronger economy had a positive impact on industrial sales which increased for both SCE&G and Pipeline Corporation.

               1993 In 1993 the gas sales margin decreased from 1992 as a result of higher gas prices which reducedPipeline Corporation's sales due to the competitiveness of alternate fuels. This reduction was partially offset by increases in higher margin residential and commercial sales and increased transportation volumes.

Other Operating Expenses


       1994 Other operation and maintenance expenses increased for 1994 primarily due to an increase in the costs of postretirement benefits other than pensions which are accrued in accordance with Financial Accounting Standards Board Statement No. 106 (See Note 1J of Notes to Consolidated Financial Statements.) The increase in depreciation and amortization expenses is attributable to property additions and to increases in depreciation rates.

       The increase in other taxes reflects an increase in SCE&G's property taxes of approximately $5 million.

       1993 Other operation and maintenance expenses increased for 1993 primarily due to the implementation of Financial Accounting Standards Board Statement No. 106 (see Note 1J of Notes to Consolidated Financial Statements) pursuant to the June 1993 PSC electric rate order and the amortization of environmental expenses. The depreciation and amortization increase reflects additions to plant in service. The increase in income taxes corresponds to the increase in income and reflects the increase in the corporate tax rate from 34% to 35% retroactive to January
       1, 1993.

Other Income

     Other income, net of income taxes, decreased approximately $56.3 million in 1994 primarily due to operations at Petroleum Resources which reported a net loss of $54.9 million for the year. The change results primarily from charges recorded from application of the ceiling test (Note 1M).

     The Company's net investment in oil and gas properties is subject to a quarterly ceiling limitation calculation that is based on the future net revenues from forecasted production of proved oil and gas reserves valued at current or contract prices. Carrying values of proved reserves in excess of the ceiling limitation are expensed currently.

     In an effort to limit exposure to changing natural gas prices, in January 1995 the Company entered into a series of forward contracts relating to natural gas production. These forward contracts have the effect of stabilizing the price that the Company will receive on approximately sixty percent of its forecasted natural gas production for the years 1995-2001. The forward contracts are at an average price of $1.88 per dekatherm. If market prices exceed the forward contracts' prices at the time of delivery, the Company will forego additional revenues to the extent of the price differential for the quantities subject to such forward contracts. However, the Company believes these forward contracts are reasonable in light of current market conditions and that the forward contracts reduce the Company's exposure to price risk. The Company remains exposed to price risk for any production that is not subject to such forward contracts.


Interest Expense


               1994 The increase in interest expense (excluding the debt component of AFC) is primarily attributable to the issuance of $100 million of First Mortgage Bonds in July and $30 million of Pollution Control Facilities Revenue Bonds in November, both to finance utility construction, and to the issuance of long-term debt during 1993.

               1993 Interest on long-term debt increased approximately $5.6 million in 1993 compared to 1992 due to the issuance of $72.4 million medium-term notes during the latter part of 1992 and $60 million medium-term notes in July 1993 to finance acquisitions of natural gas reserves and the issuance of $200 million of SCE&G's First Mortgage Bonds to finance utility construction. The resulting increases more than offset the interest savings resulting from the redemption and refinancing of $382 million of First and Refunding Mortgage Bonds with the proceeds from the issuance of $400 million of First Mortgage Bonds by SCE&G at lower interest rates.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                 TABLE OF CONTENTS OF CONSOLIDATED FINANCIAL
                 STATEMENTS AND SUPPLEMENTARY FINANCIAL DATA


                                                                      Page

Independent Auditor's Report.......................................    18

Consolidated Financial Statements:

    Consolidated Balance Sheets as of December 31, 1994 and 1993...    19

    Consolidated Statements of Income and Retained Earnings for
      the years ended December 31, 1994, 1993 and 1992.............    21

    Consolidated Statements of Cash Flows for the years ended
      December 31, 1994, 1993 and 1992.............................    22

    Consolidated Statements of Capitalization as of
      December 31, 1994 and 1993...................................    23

    Notes to Consolidated Financial Statements.....................    25


     Supplemental financial statement schedules are omitted because of the absence of conditions under which they are required or because the required information is included in the consolidated financial statements or in the notes thereto.

INDEPENDENT AUDITORS' REPORT

SCANA CORPORATION:

     We have audited the accompanying Consolidated Balance Sheets and Consolidated Statements of Capitalization of SCANA Corporation and subsidiaries (Company) as of December 31, 1994 and 1993 and the related Consolidated Statements of Income and Retained Earnings and of Cash Flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

     As discussed in Note 1A, the financial statements have been restated to reflect the change from the successful efforts method to the full cost method of accounting for the Company's oil and gas operations.



s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Columbia, South Carolina
February 6, 1995 (September 6, 1995
  as it relates to the restated
  financial statements discussed
  in Note 1A)



CONSOLIDATED BALANCE SHEETS


December 31,                                                          1994          1993
ASSETS                                                              (Thousands of Dollars)
Utility Plant (Notes 1, 3 and 4):
  Electric                                                         $3,424,951    $3,328,915
  Gas                                                                 467,576       451,493
  Transit                                                               3,785         3,769
  Common                                                               77,327        72,804
    Total                                                           3,973,639     3,856,981
  Less accumulated depreciation and amortization                    1,333,360     1,259,689
    Total                                                           2,640,279     2,597,292
  Construction work in progress                                       582,628       349,530
  Nuclear fuel, net of accumulated amortization                        43,591        29,087
  Acquisition adjustment-gas, net of accumulated amortization          27,169        28,166
      Utility Plant, Net                                            3,293,667     3,004,075

Nonutility Property and Investments (Net of accumulated
  depreciation and depletion)(Note 1)                                 317,309       370,104

Current Assets:
  Cash and temporary cash investments (Note 8)                         10,934        20,766
  Receivables                                                         183,180       174,121
  Inventories (at average cost):
    Fuel (Notes 3 and 4)                                               60,273        62,977
    Materials and supplies                                             47,463        46,890
  Prepayments                                                          19,853        21,826
  Accumulated deferred income taxes                                    18,629         8,607
      Total Current Assets                                            340,332       335,187

Deferred Debits:
  Emission allowances                                                  19,409          -
  Unamortized debt expense                                             13,488        13,076
  Unamortized deferred return on plant investment (Note 1)             10,614        14,860
  Nuclear plant decommissioning fund (Note 1)                          30,383        25,103
  Other (Notes 1 and 10)                                              289,306       254,497
      Total Deferred Debits                                           363,200       307,536

        Total                                                      $4,314,508    $4,016,902


17





December 31,                                                          1994          1993
CAPITALIZATION AND LIABILITIES                                      (Thousands of Dollars)

Stockholders' Investment (Note 5):
  Common equity                                                    $1,359,141    $1,317,495
  Preferred stock (Not subject to purchase or sinking funds)           26,027        26,027
     Total Stockholders' Investment                                 1,385,168     1,343,522
Preferred Stock, Net (Subject to purchase or sinking
  funds)(Notes 6 and 8)                                                49,528        52,840
Long-Term Debt, Net (Notes 3, 4 and 8)                              1,537,624     1,424,399

         Total Capitalization                                       2,972,320     2,820,761

Current Liabilities:
  Short-term borrowings (Notes 8 and 9)                               183,027        43,019
  Current portion of long-term debt (Note 3)                           38,055        34,322
  Current portion of preferred stock (Note 6)                           2,418         2,504
  Accounts payable                                                    117,959       129,495
  Estimated rate refunds and related interest (Note 2)                   -            2,509
  Customer deposits                                                    13,768        13,498
  Taxes accrued                                                        46,670        50,063
  Interest accrued                                                     25,226        21,784
  Dividends declared                                                   35,530        33,637
  Other                                                                17,220        12,649

         Total Current Liabilities                                    479,873       343,480

Deferred Credits:
  Accumulated deferred income taxes (Notes 1 and 7)                   561,703       560,098
  Accumulated deferred investment tax credits (Notes 1 and 7)          91,349        94,981
  Accumulated reserve for nuclear plant decommissioning (Note 1)       30,383        25,103
  Other (Note 1)                                                      178,880       172,479
         Total Deferred Credits                                       862,315       852,661
  Commitments and Contingencies (Note 10)                                -             -
           Total                                                   $4,314,508    $4,016,902




See Notes to Consolidated Financial Statements.



18




CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

For the Years Ended December 31,                                1994        1993       1992
                                                                   (Thousands of Dollars
                                                                 except per share amounts)
Operating Revenues (Notes 1 and 2):
  Electric                                                  $  975,388  $  940,121 $  829,477
  Gas                                                          342,672     320,195    305,275
  Transit                                                        4,002       3,851      3,623
        Total Operating Revenues                             1,322,062   1,264,167  1,138,375

Operating Expenses:
  Fuel used in electric generation                             235,136     229,736    206,151
  Purchased power                                               20,104      13,057      7,323
  Gas purchased for resale                                     220,923     208,695    191,577
  Other operation (Note 1)                                     229,996     223,239    215,800
  Maintenance (Note 1)                                          63,725      67,652     65,442
  Depreciation and amortization (Note 1)                       119,177     112,844    108,315
  Income taxes (Notes 1 and 7)                                  94,510      90,007     60,947
  Other taxes                                                   78,938      73,626     73,040
        Total Operating Expenses                             1,062,509   1,018,856    928,595

Operating Income                                               259,553     245,311    209,780

Other Income (Note 1):
  Other income (loss), net of income taxes                     (37,925)     18,406      6,465
  Allowance for equity funds used during construction            8,176       8,929      5,495
        Total Other Income                                     (29,749)     27,335     11,960

Income Before Interest Charges
  and Preferred Stock Dividends                                229,804     272,646    221,740

Interest Charges (Credits):
  Interest on long-term debt, net                              108,804      98,695     93,052
  Other interest expense                                         6,749       8,672      8,819
  Allowance for borrowed funds used
    during construction (Note 1)                                (7,156)     (6,178)    (4,271)
        Total Interest Charges, Net                            108,397     101,189     97,600

Income Before Preferred Stock Cash
  Dividends of Subsidiary                                      121,407     171,457    124,140
Preferred Stock Cash Dividends of
  Subsidiary (At stated rates)                                  (5,955)     (6,217)    (6,473)

Net Income                                                     115,452     165,240    117,667
Retained Earnings at Beginning of Period, as
  previously reported                                          506,380     462,893    457,393
Adjustments for the cumulative effect on prior
  periods of applying retroactively the full
  cost method of accounting for oil and gas (Note 1A)          (15,550)    (12,809)   (12,886)
Balance at beginning of period, as adjusted                    490,830     450,084    444,507
Common Stock Cash Dividends Declared (Note 5)                 (133,911)   (124,494)  (112,090)
Retained Earnings at End of Year                            $  472,371  $  490,830 $  450,084

Net Income                                                  $  115,452  $  165,240 $  117,667
Weighted Average Number of Common Shares
  Outstanding (Thousands)                                       94,762      90,407     82,950
Earnings Per Weighted Average Share of Common Stock              $1.22       $1.83      $1.42

See Notes to Consolidated Financial Statements.

19





CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,                                     1994              1993              1992
                                                                               (Thousands of Dollars)
Cash Flows From Operating Activities:
  Net income                                                       $115,452          $165,240          $117,667
  Adjustments to reconcile net income to net cash
   provided from operating activities:
    Depreciation, depletion and amortization                        272,106           163,263           127,072
    Amortization of nuclear fuel                                     13,487            18,156            23,190
    Deferred income taxes, net                                       (9,282)           63,729           (10,743)
    Deferred investment tax credits, net                             (3,632)           (3,658)           (3,667)
    Net regulatory asset - adoption of SFAS No. 109                  (1,951)          (31,531)             -
    Dividends declared on preferred stock of subsidiary               5,955             6,217             6,473
    Allowance for funds used during construction                    (15,332)          (15,107)           (9,766)
    Unamortized loss on reacquired debt                                 (60)          (17,063)              (81)
    Nuclear refueling accrual                                        (4,881)           (6,086)           11,862
    Equity in (earnings) losses of investees                           (230)             (319)              652
    Over (under) collections, fuel adjustment clause                (16,966)          (14,308)            7,482
    Emission allowances                                             (19,409)             -                 -
    Changes in certain current assets and liabilities:
      (Increase) decrease in receivables                             (9,059)          (35,244)           (8,918)
      (Increase) decrease in inventories                              2,131           (10,995)             (234)
      Increase (decrease) in accounts payable                       (11,536)           28,109             7,282
      Increase (decrease) in estimated rate
        refunds and related interest                                 (2,509)          (15,302)           17,811
      Increase (decrease) in taxes accrued                           (3,393)          (14,941)            1,691
      Increase (decrease) in interest accrued                         3,442            (7,511)              663
    Other, net                                                      (11,423)            3,955            12,354
Net Cash Provided From Operating Activities                         302,910           276,604           300,790
Cash Flows From Investing Activities:
    Utility property additions and construction expenditures       (404,600)         (322,381)         (277,636)
    (Increase) decrease in nonutility property and investments:
    Acquisition of oil and gas producing properties                 (47,189)         (122,621)          (74,766)
    Nonutility property                                            (115,541)          (82,066)          (35,956)
    Investments                                                     (19,006)           (4,066)           (2,591)
    Sale of Real Estate Assets                                       79,439              -                 -
  Principal noncash item:
    Allowance for funds used during construction                     15,332            15,107             9,766
Net Cash Used For Investing Activities                             (491,565)         (516,027)         (381,183)
Cash Flows From Financing Activities:
  Proceeds:
    Issuance of mortgage bonds                                      100,000           600,000              -
    Issuance of common stock                                         63,317           129,066           126,809
    Issuance of notes and loans                                      60,000           148,059           154,254
    Issuance of pollution control bonds                              30,000              -                 -
    Other long-term debt                                               -                3,005              -
  Repayments:
    Mortgage bonds                                                     -             (430,000)          (35,890)
    Notes                                                           (75,545)          (72,040)          (95,272)
    Other long-term debt                                            (11,430)           (1,195)             (255)
    Preferred stock                                                  (3,398)           (3,295)           (3,199)
  Dividend payments:
    Common stock                                                   (131,925)         (122,129)         (109,383)
    Preferred stock                                                  (6,048)           (6,247)           (6,558)
  Short-term borrowings, net                                        140,008             1,863            20,390
  Fuel financings, net                                               13,844           (18,948)           (6,628)
Net Cash Provided By Financing Activities                           178,823           228,139            44,268
Net Decrease in Cash and Temporary Cash Investments                  (9,832)          (11,284)          (36,125)
Cash and Temporary Cash Investments, January 1                       20,766            32,050            68,175
Cash and Temporary Cash Investments, December 31                   $ 10,934          $ 20,766          $ 32,050

Supplemental Cash Flows Information:
  Cash paid for - Interest                                         $110,347          $113,010          $100,340
                - Income taxes                                       90,012            93,337            81,819

Noncash Financing Activities:
  Department of Energy decontamination and
    decommissioning obligation                                         -                4,965              -


See Notes to Consolidated Financial Statements.


20




CONSOLIDATED STATEMENTS OF CAPITALIZATION


December 31,                                                                           1994            1993
Common Equity (Note 5):                                                               (Thousands of Dollars)
  Common stock, without par value, authorized 150,000,000 shares; issued
    and outstanding, 1994 - 96,035,020 shares and 1993 - 93,238,914 shares         $  886,770      $  826,665
Retained earnings                                                                     472,371         490,830
Total Common Equity                                                                 1,359,141  46%  1,317,495    47%


South Carolina Electric & Gas Company:
  Cumulative Preferred Stock (Not subject to purchase or sinking funds)(Note 5):

    $100 Par Value - Authorized 200,000 shares
     $50 Par Value - Authorized 125,209 shares

                         Shares Outstanding           Redemption Price
                                                                     Eventual
               Series     1994       1993      Current    Through    Minimum
    $100 Par    8.40%    197,668    197,668     102.80   11-30-96     101.00           19,767          19,767
     $50 Par    5.00%    125,209    125,209      52.50       -         52.50            6,260           6,260
Total Preferred Stock (Not subject to purchase or sinking funds)                       26,027   1%     26,027     1%


South Carolina Electric & Gas Company:
  Cumulative Preferred Stock (Subject to purchase or sinking funds)(Notes 6 and 8):

    $100 Par Value - Authorized 1,550,000 shares

                         Shares Outstanding           Redemption Price
                                                                     Eventual
               Series     1994       1993      Current    Through    Minimum
                7.70%     89,984     92,992    101.00        -       101.00             8,998           9,299
                8.12%    126,835    131,899    102.03        -       102.03            12,684          13,190
                         216,819    224,891



     $50 Par Value - Authorized 1,627,074 shares

                         Shares Outstanding           Redemption Price
                                                                     Eventual
               Series     1994       1993      Current    Through    Minimum
                4.50%     19,088     20,800     51.00        -         51.00              954           1,040
                4.60%      2,334      3,834     50.50        -         50.50              117             192
                4.60%(A)  28,052     30,052     51.00        -         51.00            1,403           1,503
                4.60%(B)  78,200     81,600     50.50        -         50.50            3,910           4,080
                5.125%    73,000     74,000     51.00        -         51.00            3,650           3,700
                6.00%     86,400     89,600     50.50        -         50.50            4,320           4,480
                8.72%    127,956    160,000     51.00     12-31-98     50.00            6,398           8,000
                9.40%    190,245    197,191     51.175       -         51.175           9,512           9,860
                         605,275    657,077


     $25 Par Value - Authorized 2,000,000 shares; none outstanding in 1994 and 1993

Total Preferred Stock (Subject to purchase or sinking funds)                           51,946          55,344
Less:  Current portion, including sinking fund requirements                             2,418           2,504
Total Preferred Stock, Net (Subject to purchase or sinking funds)                      49,528   2%     52,840     2%


21





December 31,                                                                       1994                 1993
Long-Term Debt (Notes 3, 4 and 8):                                                  (Thousands of Dollars)

SCANA Corporation:
  Bank Notes, due 1996 (6.44%, reset quarterly)                                   60,000               60,000
  Medium-term Notes:
                                        Year of
                Series                  Maturity
                5.76%                     1998                                    20,000               20,000
                7.17%                     1999                                    42,400               42,400
                6.60%                     1999                                    30,000               30,000
                6.15%                     2000                                    20,000               20,000
                6.51%                     2003                                    20,000               20,000

South Carolina Electric & Gas Company:
  First Mortgage Bonds:
                                        Year of
                Series                  Maturity

                6%                        2000                                   100,000              100,000
                6 1/4%                    2003                                   100,000              100,000
                7.70%                     2004                                   100,000                 -
                7 1/8%                    2013                                   150,000              150,000
                7 1/2%                    2023                                   150,000              150,000
                7 5/8%                    2023                                   100,000              100,000

  First and Refunding Mortgage Bonds:
                                        Year of
                Series                  Maturity

                4 7/8%                    1995                                    16,000               16,000
                5.45%                     1996                                    15,000               15,000
                6%                        1997                                    15,000               15,000
                6 1/2%                    1998                                    20,000               20,000
                7 1/4%                    2002                                    30,000               30,000
                9%                        2006                                   145,000              145,000
                8 7/8%                    2021                                   155,000              155,000

  Pollution Control Facilities Revenue Bonds:
    5.95% Series, due 2003                                                         6,660                6,760
    Fairfield County Series 1984, due 2014 (6.50%)                                56,820               56,820
    Richland County Series 1985, due 2014 (6.50%)                                  5,210                5,210
    Fairfield County Series 1986, due 2014 (6.50%)                                 1,090                1,090
    Colleton and Dorchester Counties Series 1987, due 2014 (6.60%)                 4,365                4,365
    Orangeburg County Series 1994 due 2024 (daily adjusted rate)                  30,000                 -
  Capitalized Lease Obligations, due 1991-1997 (various rates between
     5 3/4% and 10%)                                                               1,842                2,897
  Installment Note Payable, due 1996                                               1,452                2,277
  Department of Energy Decontamination and Decommissioning Obligation              3,922                4,634
South Carolina Generating Company, Inc.:
  Berkeley County Pollution Control
    Facilities Revenue Bonds, due 2014 (6.50%)                                    35,850               35,850
  Note, 7.78%, due 2011                                                           67,400               71,100
South Carolina Fuel Company, Inc.:
  Nuclear and Fossil Fuel Liability                                               50,594               36,750
South Carolina Pipeline Corporation:
  Notes, 6.72%, due 2013                                                          23,750               25,000
  Note, 9.27%, due 1991-1994                                                        -                   8,000
SCANA Development Corporation:
  Notes, due 1994-2004 (various rates between 8.5% and 12.0%)                       -                   1,770
  Bank Loans, due 1994-1998 (various rates between 6% and 6.25%)                   3,246               13,839
          Total Long-Term Debt                                                 1,580,601            1,464,762
Less -  Current maturities, including sinking fund requirements                   38,055               34,322
     -  Unamortized discount                                                       4,922                6,041
Total Long-Term Debt, Net                                                      1,537,624    51%     1,424,399    50%
Total Capitalization                                                          $2,972,320   100%    $2,820,761   100%
See Notes to Consolidated Financial Statements.




22


                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

A.   Organization and Principles of Consolidation

     SCANA Corporation (Company), a South Carolina corporation, is a public utility holding company within the meaning of the Public Utility Holding Company Act of 1935 but is exempt from registration under such Act.

     On April 27, 1995, the Company's Board of Directors approved a two-for-one split of the Company's Common Stock effective at the close of business May 11, 1995. The weighted average number of common shares outstanding, earnings per weighted average share of common stock and cash dividends declared per share of common stock have been restated to reflect the stock split for all periods reported.

     During the second quarter of 1995, SCANA Petroleum Resources changed from the successful efforts method to the full cost method of accounting for its oil and gas operations. The Company believes the full cost method provides a better matching of revenues and expenses given the change in Petroleum Resources' primary focus from a purchaser of producing oil and gas properties to a developer of reserves on its own or others' properties. The financial statements have been restated to apply the new method retroactively. The effects of the accounting change on the income statements for the years ended December 31, 1994, 1993 and 1992, respectively, are as follows:


                                              Increase (Decrease)
                                   (In thousands, except per share amounts)
                                              Year Ended December

            Effect on--                         1994       1993        1992

            Other income, net of
              income taxes                   $(35,747)   $(2,741)     $   77

            Net income                       $(35,747)   $(2,741)     $   77

            Earnings Per Weighted
              Average Share of
              Common Stock*                  $   (.38)   $  (.03)     $   -

      * The effect on prior periods has been adjusted for a two-for-one stock split effective May 11, 1995.

          The balances of retained earnings as of December 31, 1994, 1993 and 1992 have been reduced for the effect (net of income taxes) of applying retroactively the new method of accounting.

              The accompanying Consolidated Financial Statements reflect the consolidation of the accounts of the Company and its wholly owned subsidiaries:

              Regulated utilities

              South Carolina Electric Gas Company (SCE&G)
              South Carolina Fuel Company, Inc.
              South Carolina Generating Company, Inc. (GENCO)
              South Carolina Pipeline Corporation (Pipeline Corporation)

    Nonregulated businesses

              SCANA Petroleum Resources, Inc. (Petroleum Resources) SCANA Hydrocarbons, Inc.
              Suburban Propane Group, Inc.
              MPX Systems, Inc. (MPX)
              Primesouth, Inc.
              ServiceCare, Inc.
              SCANA Development Corporation
              SCANA Capital Resources, Inc.

    Investments in joint ventures in real estate and telecommunications are reported using the equity method of accounting. Significant intercompany balances and transactions have been eliminated in consolidation.

    In January 1994 the Company signed an agreement to sell substantially all of the real estate assets of SCANA Development Corporation to Liberty Properties Group, Inc. (Liberty) of Greenville, South Carolina for $91.5 million. On March 4, 1994 the Company and Liberty amended the agreement to exclude certain projects then under construction, and the sales price was reduced to $49.6 million. The transaction was closed on May 27, 1994. Certain other assets of SCANA Development Corporation are being sold to other parties. These transactions did not have a material impact on the Company's financial position or results of operations.

B.  System of Accounts

    The accounting records of the Company's regulated subsidiaries are maintained in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory
Commission (FERC) and as adopted by the Public Service Commission of South Carolina (PSC).

C.   Utility Plant

     Utility plant is stated substantially at original cost. The costs of additions, renewals and betterments to utility plant, including direct labor, material and indirect charges for engineering, supervision and an allowance for funds used during construction, are added to utility plant accounts. The original cost of utility property retired or otherwise disposed of is removed from utility plant accounts and generally charged, along with the cost of removal, less salvage, to accumulated depreciation. The costs of repairs, replacements and renewals of items of property determined to be less than a unit of property are charged to maintenance expense.

     SCE&G, operator of the V. C. Summer Nuclear Station (Summer Station), and the South Carolina Public Service Authority (PSA) are joint owners of Summer Station in the proportions of two-thirds and one-third, respectively. The parties share the op-erating costs and energy output of the plant in these proportions. Each party, however, provides its own financing. Plant in service related to SCE&G's portion of Summer Station was approximately $923.1 million and $920.2 million as of December 31, 1994 and 1993, respectively. Accumulated depreciation associated with SCE&G's share of Summer Station was approximately $297.9 million and $285.3 million as of December 31, 1994 and 1993, respectively. SCE&G's share of the direct expenses associated with operating Summer Station is included in "Other operation" and "Maintenance" expenses.

D.   Allowance for Funds Used During Construction

     Allowance for funds used during construction (AFC), a noncash item, reflects the period cost of capital devoted to plant under construction. This accounting practice results in the inclusion, as a component of construction cost, of the costs of debt and equity capital dedicated to construction investment. AFC is included in rate base investment and depreciated as a component of plant cost in establishing rates for utility services. The Company's regulated subsidiaries calculated AFC using composite rates of 8.5%, 9.3% and 9.6% for 1994, 1993 and 1992, respectively. These rates do not exceed the maximum allowable rate as calculated under FERC Order No. 561. Interest on nuclear fuel in process and sulfur dioxide emission allowances is capitalized at the actual interest amount.

E.   Deferred Return on Plant Investment

     Commencing July 1, 1987, as approved by a PSC order on that date, SCE&G ceased the deferral of carrying costs associated with 400 MW of electric generating capacity previously removed from rate base and began amortizing the accumulated deferred carrying costs on a straight-line basis over a ten-year period. Amortization of deferred carrying costs, included in "Depreciation and amortization," was approximately $4.2 million for each of 1994, 1993 and 1992.

F.   Revenue Recognition

     Customers' meters are read and bills are rendered on a monthly cycle basis. Base revenue is recorded during the accounting period in which the meters are read.

     Fuel costs for electric generation are collected through the fuel cost component in retail electric rates. The fuel cost component contained in electric rates is established by the PSC during semiannual fuel cost hearings. Any difference between actual fuel costs and that contained in the fuel cost component is deferred and included when determining the fuel cost component during the next semiannual fuel cost hearing. SCE&G had undercollected through the electric fuel cost component approximately $3.5 million at December 31, 1994 and overcollected approximately $9.2 million at December 31, 1993 which are included in "Deferred Debits-Other" and "Deferred Credits-Other", respectively.

   Customers subject to the gas cost adjustment clause are billed based on a fixed cost of gas determined by the PSC during annual gas cost recovery hearings. Any difference between actual gas cost and that contained in the rates is deferred and included when establishing gas costs during the next annual gas cost recovery hearing. At December 31, 1994 and 1993 the Company had undercollected through the gas cost recovery procedure approximately $16.3 million and $12.0 million, respectively, which are included in "Deferred Debits-Other."

G.   Depreciation, Depletion and Amortization


    Provisions for depreciation are recorded using the straight-line method for financial reporting purposes and are based on the estimated service lives of the various classes of property. The composite weighted average depreciation rates were as follows:


                                       1994             1993            1992
SCE&G                                  3.01%            2.97%           3.00%
GENCO                                  2.70%            2.64%           2.63%
Pipeline Corporation                   2.79%            2.62%           2.62%
Aggregate of Above                     2.98%            2.92%           2.96%


     Nuclear fuel amortization, which is included in "Fuel used in electric generation" and is recovered through the fuel cost component of SCE&G's rates, is recorded using the units-of-production method. Provisions for amortization of nuclear fuel include amounts necessary to satisfy obligations to the United States Department of Energy under a contract for disposal of spent nuclear fuel.

     The acquisition adjustment relating to the purchase of certain gas properties in 1982 is being amortized over a 40-year period using the straight-line method.

     Depreciation, depletion and amortization (DD&A) of the capitalized costs of oil and gas producing properties is provided for on the units-of-production basis. Units-of-production rates are based on estimated proved reserves.

H.   Nuclear Decommissioning

     Decommissioning of Summer Station is presently projected to commence in the year 2022 when the operating license expires.
The expenditures (on a before-tax basis) related to SCE&G's share of decommissioning activities are currently estimated, in 2022 dollars assuming a 4.5% annual rate of inflation, to be $545.3 million including partial reclamation costs. SCE&G is providing for its share of estimated decommissioning costs of Summer Station over the life of Summer Station. SCE&G's method of funding decommissioning costs is referred to as COMReP (Cost of Money Reduction Plan). Under this plan, funds collected through rates ($3.2 million and $2.5 million in 1994 and 1993, respectively) are used to purchase insurance policies on the lives of key Company personnel. Through the purchase of insurance contracts, SCE&G is able to take advantage of income tax benefits and accrue earnings on the fund on a tax-deferred basis at a rate higher than can be achieved using more traditional funding approaches. Amounts for decommissioning collected through electric rates, insurance proceeds, and interest on proceeds less expenses are transferred by SCE&G to an external trust fund in compliance with the financial assurance requirements of the Nuclear Regulatory Commission. Management intends for the fund, including earnings thereon, to provide for all eventual decommissioning expenditures on an after-tax basis. Thus, the trust's sources of decommissioning funds under the COMReP program include investment components of life insurance policy proceeds, return on investments, and the cash transfers
from SCE&G described above.   SCE&G records its liability for
decommissioning costs in deferred credits.

     The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry regarding the recognition, measurement and classification of decommissioning costs for financial statements of electric utilities with nuclear generating facilities. In response to these questions, the Financial Accounting Standards Board has agreed to review the accounting for removal costs, including decommissioning. If the current electric utility industry accounting practices for such decommissioning are changed: (1) annual provisions for decommissioning could increase, and (2) trust fund income from the external decommissioning trusts could be reported as investment income rather than as a reduction of decommissioning expense.

     In addition, pursuant to the National Energy Policy Act passed by Congress in 1992, SCE&G has recorded a liability for its estimated share of amounts required by the U.S. Department of Energy for its decommissioning fund. SCE&G will recover the costs associated with this liability, totaling $4.3 million at December 31, 1994, through the fuel cost component of its rates; accordingly, these amounts have been deferred and are included in "Deferred Debits-Other" and "Long-Term Debt, Net."

I.  Income Taxes

    The Company and its subsidiaries file consolidated Federal and State income tax returns. Income taxes are allocated to all subsidiaries based on their contributions to consolidated taxable income.

    The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," effective January 1, 1993. Prior years' financial statements have not been restated. Deferred tax assets and liabilities were adjusted from the amounts recorded at December 31, 1992 under prior standards to the amounts required at January 1, 1993 under Statement No. 109 at currently enacted income tax rates. The adjustments were charged or credited to regulatory assets or liabilities if the Company expected to recover the resulting additional income tax expense from, or pass through the resulting reductions in income tax expense to, customers of the Company's regulated subsidiaries; otherwise, they were charged or credited to income tax expense. The cumulative effect of adopting Statement No. 109 on retained earnings as of January 1, 1993, as well as the effect of adoption on net income for the year ended December 31, 1993, was not material. At December 31, 1993 the combined effect of adopting Statement No. 109 and adjusting deferred tax assets and liabilities for the change in 1993 of the corporate Federal income tax rate from 34% to 35% resulted in balances of $100.8 million in regulatory assets (included in "Deferred Debits-Other") and $69.3 million in regulatory liabilities (included in "Deferred Credits-Other") for the Company's regulated subsidiaries.

     In accordance with Statement No. 109, deferred tax assets and liabilities are recorded for the tax effects of temporary differences between the book basis and tax basis of assets and liabilities at currently enacted tax rates. Deferred tax assets and liabilities are adjusted for changes in such rates through charges or credits to regulatory assets or liabilities if they are expected to be recovered from, or passed through to, customers of the Company's regulated subsidiaries; otherwise, they are charged or credited to income tax expense.

     Prior to the adoption of Statement No. 109 on January 1, 1993, the Company recorded a deferred income tax provision on all material timing differences between the inclusion of items in pretax financial income and taxable income each year, except for those which were expected to be passed through to, or collected from, customers of the Company's regulated subsidiaries. Accumulated deferred income taxes were generally not adjusted for changes in enacted tax rates.

J.   Pension Expense

     The Company has a noncontributory defined benefit pension plan covering substantially all permanent employees. Benefits are based on years of accredited service and the employee's average annual base earnings received during the last three years of employment. The Company's policy has been to fund pension costs accrued to the extent permitted by the applicable Federal income tax regulations as determined by an independent actuary.

     Net periodic pension cost for the years ended December 31, 1994, 1993 and 1992 included the following components:





                                                   1994      1993      1992
                                                     (Thousands of Dollars)
Service cost--benefits earned during the period $  8,684   $  7,629  $  7,174
Interest cost on projected benefit obligation     21,711     20,413    19,628
Adjustments:
      Return on plan assets                        2,365    (50,389)  (28,607)
      Net amortization and deferral              (29,760)    25,936     8,096
      Net periodic pension cost                 $  3,000   $  3,589  $  6,291


     The determination of net periodic pension cost is based upon the following assumptions:


                                          1994           1993          1992
Annual discount rate                      7.25%           8.0%          8.0%
Expected long-term rate of
  return on plan assets                   8.0%            8.0%          8.0%
Annual rate of salary increases           4.75%           5.5%          5.5%

     The following table sets forth the funded status of the plan at December 31, 1994 and 1993:


                                                            1994       1993
                                                       (Thousands of Dollars)
Actuarial present value of benefit obligations:
  Vested benefit obligation                               $205,364   $204,794
  Nonvested benefit obligation                              13,966     14,085
      Accumulated benefit obligation                      $219,330   $218,879

Plan assets at fair value
  (invested primarily in equity
  and debt securities)                                    $347,702   $351,648
Projected benefit obligation                               246,318    295,718
Plan assets greater than
  projected benefit obligation                             101,384     55,930
Unrecognized net transition liability                       11,307     10,713
Unrecognized prior service costs                             9,374      9,294
Unrecognized net gain                                     (102,284)   (64,607)
      Pension asset recognized in
        Consolidated Balance Sheets                       $ 19,781   $ 11,330

     The accumulated benefit obligation is based on the plan's benefit formulas without considering expected future salary increases. The following table sets forth the assumptions used in determining the amounts shown above for the years 1994, 1993 and 1992.


                                                       1994    1993     1992

Annual discount rate used to determine
  benefit obligations                                  8.0%    7.25%    8.0%
Assumed annual rate of future salary increases
  for projected benefit obligation                     2.5%    4.75%    5.5%


     The change in the annual discount rate used to determine benefit obligations from 7.25% to 8.0% and the change in the expected salary increase rate from 4.75% to 2.5% as of December 31, 1994 decreased the projected benefit obligation and increased the unrecognized net gain by approximately $67.7 million.

     In addition to pension benefits, the Company provides certain health care and life insurance benefits to active
and retired employees.   The costs of postretirement benefits
other than pensions are accrued during the years the employees render the service necessary to be eligible for the applicable benefits. Prior to 1993, the Company expensed these benefits, which are primarily health care, as claims were incurred. In its June 1993 electric rate order the PSC approved the inclusion in rates of the portion of increased expenses related to electric operations. The Company expensed approximately $8.6 million and $4.3 million, net of payments to current retirees, for the years ended December 31, 1994 and 1993, respectively.

     Net periodic postretirement benefit cost for the years ended
December 31, 1994 and 1993, included the following components:

                                                              1994       1993
                                                        (Thousands of Dollars)

Service cost--benefits earned during the period            $ 2,417    $ 1,908
Interest cost on accumulated postretirement benefit
  obligation                                                 6,644      5,502
Adjustments:
   Return on plan assets                                      -          -
   Amortization of unrecognized transition
    obligation                                               3,344      3,344
   Other net amortization and deferral                         860       -
   Net periodic postretirement benefit cost                $13,265    $10,754


     The determination of net periodic postretirement benefit cost is based upon the following assumptions:


                                                            1994      1993

Annual discount rate                                        7.25%      8.0%
Health care cost trend rate                                11.25%     13.0%
Ultimate health care cost trend rate (to be
  achieved in 2004)                                         5.25%      6.0%

     The following table sets forth the funded status of the plan at December 31, 1994 and 1993:

                                                              1994      1993
                                                        (Thousands of Dollars)

Accumulated postretirement benefit obligations for:
  Retirees                                                 $ 59,174  $ 40,865
  Other fully eligible participants                           4,995     6,841
  Other active participants                                  24,889    25,767
   Accumulated postretirement benefit obligation             89,058    73,473
Plan assets at fair value                                      -         -
Plan assets less accumulated postretirement benefit
  obligation                                                (89,058)  (73,473)
Unrecognized net transition liability                        61,581    64,925
Unrecognized prior service costs                              3,453      -
Unrecognized net loss                                        11,156     4,284
   Postretirement benefit liability recognized
    in Consolidated Balance Sheets                         $(12,868) $ (4,264)

     The accumulated postretirement benefit obligation is based upon the plan's benefit provisions and the following assumptions:

                                                        1994         1993
Assumed health care cost trend rate used to
  measure expected costs                                12.0%        11.25%
Ultimate health care cost trend rate
  (to be achieved in 2004)                               6.0%         5.25%
Annual discount rate                                     8.0%         7.25%
Annual rate of salary increases                          2.5%         4.75%


     The effect of a one-percentage-point increase in the assumed health care cost trend rate for each future year on the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year ended December 31, 1994 and the accumulated postretirement benefit obligation as of December 31, 1994 would be to increase such amounts by $210,000 and $3.3 million, respectively.

K.   Debt Premium, Discount and Expense, Unamortized Loss on
Reacquired Debt

     Long-term debt premium, discount and expense are being amortized as components of "Interest on long-term debt, net" over the terms of the respective debt issues. Gains or losses on reacquired debt that is refinanced are deferred and amortized over the term of the replacement debt.

L.   Environmental

     The Company has an environmental assessment program to identify and assess current and former operations sites that could require environmental cleanup. As site assessments are initiated, an estimate is made of the amount of expenditures, if any, necessary to investigate and clean up each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and cleanup relate primarily to regulated operations; such amounts have been deferred and are being amortized and recovered through rates over a ten-year period for electric operations and an eight-year period for gas operations. Such deferred amounts totaled $20.2 million and $19.6 million at December 31, 1994 and 1993, respectively, and are included in "Deferred Debits-Other."

M.  Oil and Gas
     The Company follows the full cost method of accounting for its oil and gas operations and, accordingly, capitalizes all costs it incurs in the acquisition, exploration and development of oil and gas properties. The Company amortizes capitalized costs on the unit-of-production method, based on total estimated proved recoverable reserves. The Company accounts for normal dispositions of oil and gas properties as adjustments to capitalized costs and does not recognize any gain or loss.

     In addition, the capitalized costs are subject to a "ceiling test," which limits such costs to the aggregate of the estimated present value of future net cash flows from proven oil and gas reserves, plus the lower of cost or fair market value of unproved properties.

N.  Gas Futures Contracts

    The Company sells gas futures and forward contracts, purchases options, and enters into over-the-counter agreements to hedge price risks for the majority of Petroleum Resources' production. Gains and losses on the above are recognized concurrently with the revenue from the associated gas sales.

O.            Temporary Cash Investments

              The Company considers temporary cash investments having original maturities of three months or less to be cash equivalents. Temporary cash investments are generally in the form of commercial paper, certificates of deposit and repurchase agreements.

P.  Reclassifications

    Certain amounts from prior periods have been reclassified to conform with the 1994 presentation.

2.  RATE MATTERS:

    A. On October 27, 1994 the PSC issued an order approving SCE&G's request to recover through a billing surcharge to its gas customers the costs of environmental cleanup at the sites of former manufactured gas plants. The billing surcharge, which was effective with the first billing cycle in November 1994, provides for the recovery of approximately $16.2 million representing substantially all site assessment and cleanup costs for SCE&G's gas operations that had previously been deferred.

    B. On June 7, 1993 the PSC issued an order on SCE&G's pending electric rate proceeding allowing an authorized return on common equity of 11.5%, resulting in a 7.4% annual increase in retail electric rates, or a projected $60.5 million annually, based on a test year. These rates were implemented in two phases over a two-year period: phase one, effective June 1993, producing $42.0 million annually, and phase two, effective June 1994, producing $18.5 million annually, based on a test year.
    C. On September 14, 1992 the PSC issued an order granting SCE&G a $.25 increase in transit fares from $.50 to $.75 in both Columbia and Charleston, South Carolina; however, the PSC also required $.40 fares for low income customers and denied SCE&G's request to reduce the number of routes and frequency of service. The new rates were placed into effect on October 5, 1992. SCE&G has appealed the PSC's order to the Circuit Court.

    D. Effective with the first billing cycle in December 1991, SCE&G's gas rate schedules for its residential, small commercial and small industrial customers have included a weather normalization adjustment (WNA). The WNA minimizes fluctuations in gas revenues due to abnormal weather conditions and is subject to annual review by the PSC. The PSC order was based on a return on common equity of 12.25%. On August 26, 1994, the PSC ordered that the WNA be made permanent.

    E. In May 1989 the PSC approved a volumetric and direct billing method for Pipeline Corporation to recover take-or-pay costs incurred from its interstate pipeline suppliers pursuant to FERC-approved final and nonappealable settlements. In December 1992 the Supreme Court approved Pipeline Corporation's full recovery of the take-or-pay charges imposed by its suppliers and treatment of these charges as a cost of gas. However, the Supreme Court declared the PSC-approved "purchase deficiency" methodology for recovery of these costs to be unlawful retroactive ratemaking and remanded the docket to the PSC to reconsider its recovery methodology. On April 30, 1994 the PSC issued an order involving Pipeline Corporation's recovery of take-or-pay cost incurred pursuant to FERC-approved settlements with its upstream interstate pipeline supplier. This order provided a mechanism for Pipeline Corporation to recover its take-or-pay cost volumetrically over a period of approximately 30 months. SCE&G receives a credit for payments made prior to the April 30 order which is netted against the current volumetric surcharge. That net cost is recovered by SCE&G through its purchased gas adjustment clause.

    F. On August 8, 1990 the PSC issued an order, effective November 1, 1990, approving changes in Pipeline Corporation's gas rate design for sales for resale service and upholding the "value-of-service" method of regulation for its direct industrial service. Direct industrial customers seeking "cost-of-service" based rates initiated two separate appeals to the Circuit Court, which reversed and remanded to the PSC its August 8, 1990 order. Pipeline Corporation appealed that decision to the Supreme Court which, on January 10, 1994, reversed the two Circuit Court decisions and reinstated the PSC Order. The Supreme Court held that the industrial customer group's appeal was premature and failed to exhaust administrative remedies. Additionally, the Supreme Court interpreted the rate-making statutes of South Carolina to give discretion to the PSC in selecting the methodology to be used in setting rates for natural gas service.

    G. On July 3, 1989 the PSC granted SCE&G approximately $21.9 million of a requested $27.2 million annual increase in retail electric revenues based upon an allowed return on common equity of 13.25%. The Consumer Advocate appealed the decision to the Supreme Court which, on August 31, 1992, found that the evidence in the record of that case did not support a return on common equity higher than 13.0% and remanded to the PSC a portion of its July 1989 order for a determination of the proper return on common equity consistent with the Supreme Court's opinion. On January 19, 1993 the PSC issued an order allowing a return on common equity of 13.0%, approving a refund based on the difference in rates created by the difference between the 13.0% and the 13.25% return on common equity and making other nonmaterial adjustments to the calculation of cost-of-service. The total refund, before interest and income taxes, was approximately $14.6 million and was charged against 1992 "Electric Revenues." The refund plus interest was made during 1993.

3.            LONG-TERM DEBT:

              The annual amounts of long-term debt maturities, including the amounts due under the nuclear and fossil fuel agreement (see
Note 4), and sinking fund requirements for the years 1995 through 1999 are summarized as follows:


 Year                     Amount                 Year                 Amount
                             (Thousands of Dollars)

1995                     $ 38,055                1998                $60,174
1996                      147,248                1999                 92,584
1997                       38,306


     Approximately $14.8 million of the portion of long-term debt payable in 1995 may be satisfied by either deposit and cancellation of bonds issued upon the basis of property additions or bond retirement credits, or by deposit of cash with the Trustee.

     In January 1995 the Company arranged for an unsecured bank loan of $60 million, due January 12, 1996 at an initial interest rate of 6.44%, subject to reset quarterly at LIBOR plus ten basis points. Proceeds from the loans were used to repay bank loans totaling $60 million due January 13, 1995; accordingly, such loans are included in long-term debt at December 31, 1994.

     Substantially all utility plant and fuel inventories are pledged as collateral in connection with long-term debt.

4.   FUEL FINANCINGS:

     Nuclear and fossil fuel inventories are financed through the issuance of short-term commercial paper. These short-term borrowings are supported by an irrevocable revolving credit agreement which expires July 31, 1996. Accordingly, the amounts outstanding have been included in long-term debt. The credit agreement provides for a maximum amount of $75 million that may be outstanding at any time.

    Commercial paper outstanding totaled $50.6 million and $36.8 million at December 31, 1994 and 1993 at weighted average interest rates of 6.06% and 3.47%, respectively.

5.  STOCKHOLDERS' INVESTMENT (Including Preferred Stock Not
Subject to Purchase or Sinking Funds):

    The changes in "Common Stock," without par value, during 1994, 1993 and 1992 are summarized as follows:


                                                Number            Thousands
                                               of Shares          of Dollars
Balance December 31, 1991                      81,568,654          $571,597
  Issuance of common stock                      6,252,608           127,406
Balance December 31, 1992                      87,821,262           699,003
  Issuance of common stock                      5,417,652           127,662
Balance December 31, 1993                      93,238,914           826,665
  Issuance of common stock                      2,796,106            60,105
Balance December 31, 1994                      96,035,020          $886,770

    The Restated Articles of Incorporation of the Company do not limit the dividends that may be payable on its common stock. However, the Restated Articles of Incorporation of SCE&G and the Indenture underlying its First and Refunding Mortgage Bonds contain provisions that may limit the payment of cash dividends on its common stock. In addition, with respect to hydroelectric projects, the Federal Power Act may require the appropriation of a portion of the earnings therefrom. At December 31, 1994 approximately $13.2 million of retained earnings were restricted as to payment of cash dividends on common stock.

    Cash dividends on common stock were declared at an annual rate per share of $1.41, $1.37 and $1.34 for 1994, 1993 and 1992, respectively.

6.  PREFERRED STOCK (Subject to Purchase or Sinking Funds):

    The call premium of the respective series of preferred stock in no case exceeds the amount of the annual dividend.
Retirements under sinking fund requirements are at par values.

    At any time when dividends have not been paid in full or declared and set apart for payment on all series of preferred stock, SCE&G may not redeem any shares of preferred stock (unless all shares of preferred stock then outstanding are redeemed) or purchase or otherwise acquire for value any shares of preferred stock except in accordance with an offer made to all holders of preferred stock. SCE&G may not redeem any shares of preferred stock (unless all shares of preferred stock then outstanding are redeemed) or purchase or otherwise acquire for value any shares of preferred stock (except out of monies set aside as purchase funds or sinking funds for one or more series of preferred stock) at any time when it is in default under the provisions of the purchase fund or sinking fund for any series of preferred stock.

    The aggregate annual amounts of purchase fund or sinking fund requirements for preferred stock for the years 1995 through 1999 are summarized as follows:


Year                    Amount                  Year                 Amount
                          (Thousands of Dollars)

1995                   $2,418                   1998                $2,440
1996                    2,482                   1999                 2,440
1997                    2,440


    The changes in "Total Preferred Stock (Subject to purchase or sinking funds)" during 1994, 1993 and 1992 are summarized as follows:


                                          Number                Thousands
                                         of Shares             of Dollars
Balance December 31, 1991                  998,404                $61,838
  Shares Redeemed:
   $100 par value                           (6,098)                  (610)
    $50 par value                          (51,777)                (2,589)
Balance December 31, 1992                  940,529                 58,639
  Shares Redeemed:
   $100 par value                           (7,374)                  (737)
    $50 par value                          (51,187)                (2,558)
Balance December 31, 1993                  881,968                 55,344
  Shares Redeemed:
   $100 par value                           (8,072)                  (807)
    $50 par value                          (51,802)                (2,591)
Balance December 31, 1994                  822,094                $51,946

7.  INCOME TAXES:

    Total income tax expense for 1994, 1993 and 1992 is as follows:


                                                1994       1993       1992
                                                 (Thousands of Dollars)
Current taxes:
  Federal                                     $62,033    $59,590     $67,240
  State                                        13,178      6,409       8,146
    Total current taxes                        75,211     65,999      75,386
Deferred taxes, net:
  Federal                                      (9,006)    21,743     (11,848)
  State                                           (86)     6,003         413
    Total deferred taxes                       (9,092)    27,746     (11,435)
Investment tax credits:
Amortization of amounts deferred (credit)      (3,631)    (3,659)     (3,659)

           Total income tax expense           $62,488    $90,086     $60,292


    The difference in actual income taxes and the income taxes calculated from the application of the statutory Federal income tax rate (35% for 1994 and 1993 and 34% for 1992) to pretax income is reconciled as follows:


                                              1994        1993        1992
                                                 (Thousands of Dollars)
Net income                                  $115,452    $165,240    $117,667
Total income tax expense:
  Charged to operating expenses               94,510      90,007      60,947
  Charged (credited) to other income         (32,022)         79        (655)
Preferred stock dividends                      5,955       6,217       6,473
    Total pretax income                     $183,895    $261,543    $184,432

Income taxes on above at statutory
  Federal income tax rate                   $ 64,363    $ 91,540    $ 62,707
Increases (decreases) attributable to:
  Allowance for funds used during
    construction (excluding nuclear fuel)     (2,862)     (3,125)     (1,868)
  Deferred return on plant investment,
    net of amortization                        1,486       1,486       1,444
  Depreciation differences                     2,860       2,794       2,129
  Amortization of investment tax credits      (3,631)     (3,659)     (3,659)
  State income taxes (less Federal income
    tax effect)                                8,510       8,068       5,649
  Deferred income tax flowback at higher
    than statutory rates                      (4,327)     (4,411)     (5,565)
  Alternate fuel production tax credit        (1,274)     (1,373)       (275)
  Other differences, net                      (2,637)     (1,234)       (270)
    Total income tax expense                $ 62,488    $ 90,086    $ 60,292

     The Omnibus Budget Reconciliation Act was signed into law on August 10, 1993, increasing the corporate tax rate from 34% to 35% effective January 1, 1993. The impact of this change on the Company's financial position and results of operations was not material.

The tax effects of significant temporary differences comprising the Company's net deferred tax liability of $543.1 million at December 31, 1994 and $551.5 million at December 31, 1993 determined in accordance with Statement No. 109 (see Note 1I) are as follows:

                                                  1994            1993
                                                 (Thousands of Dollars)

Deferred tax assets:
     Unamortized investment tax credits        $ 56,588        $ 58,839
     Cycle billing                               17,521          15,084
     Nuclear operations expenses                    206           4,908
     Deferred compensation                        5,513           5,315
     Other post retirement benefits               3,187           1,631
     Other                                        8,392          11,102
       Total deferred tax assets                 91,407          96,879

Deferred tax liabilities:
     Property, plant and equipment (including
       DD&A and basis differences)              598,313         611,785
     Pension expense                              9,022           6,266
     Deferred fuel revenue                        7,803             931
     Reacquired debt                              7,146           7,574
     Other                                       12,197          21,814
        Total deferred tax liabilities          634,481         648,370
Net deferred tax liability                     $543,074        $551,491

     "Total deferred taxes" charged (credited) to income tax expense result from timing differences in recognition of the following items (thousands of dollars):


                                                   1992

Charged (credited) to expense:
 Property, plant and equipment
  (including DD&A and basis differences)        $  7,475
 Deferred fuel revenue                            (2,958)
 Property taxes                                      562
 Cycle billing                                    (1,321)
 Take-or-pay contracts                            (1,118)
 Nuclear refueling accrual                        (4,430)
 Electric rate refund                             (6,571)
 Injuries and damages                             (1,377)
 Other, net                                       (1,697)
   Total deferred taxes                         $(11,435)

The Internal Revenue Service has examined and closed consolidated Federal income tax returns of the Company through 1989 and is currently examining the 1990, 1991 and 1992 Federal income tax returns. No adjustments are currently proposed by the examining agent. The Company does not anticipate that any adjustments which might result from this examination will have a significant impact on the earnings or financial position of the Company.

8. FINANCIAL INSTRUMENTS:

    The  carrying   amounts  and  estimated  fair values  of  the
Company's financial instruments at December 31, 1994 and 1993 are as follows:


                                         1994                     1993
                                             Estimated               Estimated
                                 Carrying      Fair      Carrying      Fair
                                 Amount        Value      Amount       Value
                                             (Thousands of Dollars)
Cash and temporary
  cash investments           $   10,934    $   10,934  $   20,766 $   20,766
Investments                      24,858        27,099       5,312     15,235
Short-term borrowings           183,027       183,027      43,019     43,019
Total long-term debt          1,575,679     1,490,852   1,458,721  1,551,873
Total preferred stock
  (subject to purchase
  or sinking funds)              51,946        49,348      55,344     51,618



The information presented herein is based on pertinent information available to the Company as of December 31, 1994 and 1993. Although the Company is not aware of any factors that would significantly affect the estimated fair value amounts, such financial instruments have not been comprehensively revalued since December 31, 1994, and the current estimated fair value may differ significantly from the estimated fair value at that date.


The following methods and assumptions were used to estimate the fair value of the above classes of financial instruments:

    Cash and temporary cash investments, including commercial paper, repurchase agreements, treasury bills and notes are valued at their carrying amount.

    Fair values of investments and long-term debt are based on quoted market prices for similar instruments, or for those instruments for which there are no quoted market prices available, fair values are based on net present value calculations. Investments which are not considered to be financial instruments (goodwill) have been excluded from the carrying amount and estimated fair value. Settlement of long-term debt may not be possible or may not be a prudent management decision.

    Short-term borrowings are valued at their carrying amount.

    The fair value of preferred stock (subject to purchase or sinking funds) is estimated on the basis of market prices.

    Potential taxes and other expenses that would be incurred in an actual sale or settlement have not been taken into consideration.


9.  SHORT-TERM BORROWINGS:

    The Company pays fees to banks as compensation for its lines of credit. Commercial paper borrowings are for 270 days or less. Details of lines of credit and short-term borrowings at December 31, 1994, 1993 and 1992 and for the years then ended are as follows:


                                               1994      1993      1992
                                                 (Millions of Dollars)

Authorized lines of credit at year-end        $479.1    $335.0    $288.9
Unused lines of credit at year-end            $455.1    $308.0    $262.8

Short-term borrowings outstanding at
  year-end:
    Bank loans                                $ 71.1    $ 42.0    $ 41.1
      Weighted average interest rate            6.50%     3.71%     4.49%
    Commercial paper                          $111.2    $  1.0       -
      Weighted average interest rate            6.04%     3.35%      -
37

10. COMMITMENTS AND CONTINGENCIES:

    A. Construction

    SCE&G entered into a contract with Duke/Fluor Daniel in 1991 to design, engineer and build a 385 MW coal-fired electric generating plant near Cope, South Carolina in Orangeburg County. Construction of the plant began in November 1992 and is expected to be complete in late 1995 with commercial operation beginning in early 1996. The estimated cost of the Cope plant, excluding financing costs and AFC but including an allowance for escalation, is $450 million. In addition, the transmission lines for interconnection with SCE&G's system are expected to cost $26 million.

    Under the Duke/Fluor Daniel contract SCE&G must make specified monthly minimum payments. These minimum payments do not include amounts for inflation on a portion of the contract which is subject to escalation (approximately 34% of the total contract amount). The aggregate amount of such required minimum payments remaining at December 31, 1994 is as follows (thousands of dollars):

                           1995   $ 59,766
                           1996      5,603
                           Total  $ 65,369

Through December 31, 1994 SCE&G had paid $310 million under the contract.

    B. Nuclear Insurance

    The Price-Anderson Indemnification Act, which deals with public liability for a nuclear incident, currently establishes the liability limit for third-party claims associated with any nuclear incident at $8.9 billion. Each reactor licensee is currently liable for up to $79.3 million per reactor owned for each nuclear incident occurring at any reactor in the United States, provided that not more than $10 million of the liability per reactor would be assessed per year. SCE&G's maximum assessment, based on its two-thirds ownership of Summer Station, would be approximately $52.9 million per incident, but not more than $6.7 million per year.

              SCE&G currently maintains policies (for itself and on behalf of the PSA) with American Nuclear Insurers (ANI) and Nuclear
Electric Insurance Limited (NEIL) providing combined primary and excess property and decontamination insurance coverage of $1.9 billion for any losses at Summer Station. SCE&G pays annual premiums and, in addition, could be assessed a retrospective premium assessment not to exceed 7.5 times its annual premium in the event of property damage loss to any nuclear generating facility covered under the NEIL program. Based on the current annual premium, this retrospective premium assessment would not exceed $8.2 million.

    To the extent that insurable claims for property damage, decontamination, repair and replacement and other costs and expenses arising from a nuclear incident at Summer Station exceed the policy limits of insurance, or to the extent such insurance becomes unavailable in the future, and to the extent that SCE&G's rates would not recover the cost of any purchased replacement power, SCE&G will retain the risk of loss as a self-insurer. SCE&G has no reason to anticipate a serious nuclear incident at Summer Station. If such an incident were to occur, it could have a materially adverse impact on the Company's financial position.

    C.  Environmental

    As described in Note 1L of Notes to Consolidated Financial Statements, the Company has an environmental assessment program to identify and assess current and former operations sites that could require environmental cleanup. As site assessments are initiated, an estimate is made of the amount of expenditures, if any, necessary to investigate and clean up each site. These estimates are refined as additional information becomes available; therefore, actual expenditures could differ significantly from the original estimates. Amounts estimated and accrued to date for site assessments and cleanup relate primarily to regulated operations; such amounts have been deferred and are being amortized and recovered through rates over a ten-year period for electric operations and an eight-year period for gas operations.

     In September 1992 the Environmental Protection Agency (EPA) notified SCE&G, the City of Charleston and the Charleston Housing Authority of their potential liability for the investigation and cleanup of the Calhoun Park Area Site in Charleston, South Carolina. This site originally encompassed approximately 18 acres and included properties which were the locations for industrial operations, including a wood preserving (creosote) plant and one of SCE&G's decommissioned manufactured gas plants. The original scope of this investigation has been expanded to approximately 30 acres, including adjacent properties owned by the National Park Service and the City of Charleston, and private properties. The site has not been placed on the National Priority List, but may be added before cleanup is initiated. The potentially responsible parties (PRP) have agreed with the EPA to participate in an innovative approach to site investigation and cleanup called "Superfund Accelerated Cleanup Model," allowing the pre-cleanup site investigations process to be compressed significantly. The PRPs have negotiated an administrative order by consent for the conduct of a Remedial Investigation/Feasibility Study (RI/FS) and a corresponding Scope of Work. Actual field work began November 1, 1993 after final approval and authorization was granted by EPA. SCE&G is also working with the City of Charleston to investigate potential contamination from the manufactured gas plant which may have migrated to the city's aquarium site. In 1994 the City of Charleston notified SCE&G that it considers SCE&G to be responsible for a $43.5 million increase in costs of the aquarium project attributable to delays resulting from contamination of the Calhoun Park Area Site. SCE&G believes it has meritorious defenses against this claim and does not expect its resolution to have a material impact on its financial position or results of operations.

     D.  Emission Allowances

     The Company has entered into an agreement with a broker of sulfur dioxide emission allowances to purchase $6.8 million of allowances at a fixed price during 1995.

     E.  Personal Communication Services licenses

     MPX is pursuing Personal Communication Services licenses for wireless communications in the Southeast through a joint venture.
A $40 million construction loan obtained by the joint venture has been guaranteed by SCANA Corporation.

     F.  Oil and Gas Forward Contracts

     In an effort to limit exposure to changing natural gas prices, in January 1995 the Company entered into a series of forward contracts relating to natural gas production. These forward contracts have the effect of stabilizing the price that the Company will receive on approximately sixty percent of its forecasted natural gas production for the years 1995-2001. The forward contracts are at an average price of $1.88 per dekatherm.

11. SEGMENT OF BUSINESS INFORMATION:

    Segment information at December 31, 1994, 1993 and 1992 and for the years then ended is as follows:


                                    1994
                               Electric       Gas      Transit       Total
                                           (Thousands of Dollars)
Operating revenues            $975,388     $342,672    $  4,002   $1,322,062
Operating expenses,
  excluding depreciation
  and amortization             640,528      292,227      10,577      943,332
Depreciation and
  amortization                 102,647       16,304         226      119,177

Total operating expenses       743,175      308,531      10,803    1,062,509

Operating income (loss)       $232,213     $ 34,141    $ (6,801)     259,553

Add  - Other income (loss), net                                      (29,749)
Less - Interest charges                                              108,397
     - Preferred stock dividends                                       5,955
Net income                                                        $  115,452


Capital expenditures:
 Identifiable                 $364,007     $ 20,079    $    347   $  384,433

Utilized for overall Company operations                               20,167
Total                                                             $  404,600


Identifiable assets at
  December 31, 1994:
    Utility plant, net        $2,897,954   $315,746    $  1,791   $3,215,491
    Inventories                   98,669     17,026         495      116,190
          Total               $2,996,623   $332,772    $  2,286    3,331,681

Other assets                                                         982,827
Total assets                                                      $4,314,508

                                    1993
                               Electric       Gas      Transit       Total
                                           (Thousands of Dollars)
Operating revenues            $  940,121   $320,195    $ 3,851    $1,264,167
Operating expenses,
  excluding depreciation
  and amortization               621,339    274,936      9,737       906,012
Depreciation and
  amortization                    97,849     14,820        175       112,844

Total operating expenses         719,188    289,756      9,912     1,018,856

Operating income (loss)       $  220,933   $ 30,439    $(6,061)      245,311

Add  - Other income, net                                              27,335
Less - Interest charges                                              101,189
     - Preferred stock dividends                                       6,217
Net income                                                        $  165,240


Capital expenditures:
 Identifiable                 $  279,082   $ 28,761    $   604    $  308,447

Utilized for overall Company operations                               13,934
Total                                                             $  322,381


Identifiable assets at
  December 31, 1993:
    Utility plant, net        $2,628,374   $312,437    $ 1,673    $2,942,484
    Inventories                   77,805     22,019        463       100,287
          Total               $2,706,179   $334,456    $ 2,136     3,042,771

Other assets                                                         974,131
Total assets                                                      $4,016,902

                                    1992
                               Electric       Gas      Transit       Total
                                           (Thousands of Dollars)
Operating revenues            $  829,477   $305,275    $ 3,623    $1,138,375
Operating expenses,
  excluding depreciation
  and amortization               554,897    256,178      9,205       820,280
Depreciation and
  amortization                    93,978     14,174        163       108,315

Total operating expenses         648,875    270,352      9,368       928,595

Operating income (loss)       $  180,602   $ 34,923    $(5,745)      209,780

Add  - Other income, net                                              11,960
Less - Interest charges                                               97,600
     - Preferred stock dividends                                       6,473
Net income                                                        $  117,667


Capital expenditures:
 Identifiable                 $  234,918   $ 33,495    $   346    $  268,759

Utilized for overall Company operations                                8,877
Total                                                             $  277,636


Identifiable assets at
  December 31, 1992:
    Utility plant, net        $2,456,691   $299,591    $ 1,240    $2,757,522
    Inventories                   82,717      8,155        481        91,353
          Total               $2,539,408   $307,746    $ 1,721     2,848,875

Other assets                                                         689,439
Total assets                                                      $3,538,314

12.  QUARTERLY FINANCIAL DATA (UNAUDITED):

                                     1994
                          First      Second     Third     Fourth
                          Quarter    Quarter    Quarter   Quarter    Annual
Total operating
  revenues (000)         $347,309   $296,046   $361,329  $317,378 $1,322,062
Operating
  income (000)             69,398     50,048     86,708    53,399    259,553
Net income (000)           51,442     30,254     16,701    17,055    115,452
Earnings per weighted
  average share of
  common stock
  as reported                 .55        .32        .18       .17       1.22



                                     1993
                          First      Second     Third     Fourth
                          Quarter    Quarter    Quarter   Quarter    Annual
Total operating
  revenues (000)         $321,840   $280,382   $359,453  $302,492 $1,264,167
Operating
  income (000)             63,714     45,370     84,638    51,589    245,311
Net income (000)           43,421     28,138     62,710    30,971    165,240
Earnings per weighted
  average share of
  common stock
  as reported                 .49        .32        .69       .33       1.83

                             SCANA Corporation


                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                            SCANA Corporation
                                               (Registrant)




September 6, 1995                       By: s/K. B. Marsh
                                            K. B. Marsh, Vice President-
                                            Finance, Secretary and Treasurer

                              SCANA CORPORATION
                                EXHIBIT INDEX                  Sequentially
                                                                 Numbered
Number                                                            Pages
    1. Underwriting Agreement
       Not Applicable

    2. Plan of Acquisition, Reorganization, Arrangement,
       Liquidation or Succession
       Not Applicable

    4. Instruments Defining the Rights of Security
       Holders, Including Indentures (Filed as Exhibit
       4 to Form 8-K dated April 27, 1995)

   12. Statements Re Computation of Ratios (Filed herewith).....     46

   16. Letter Re Change in Certifying Accountant
       Not Applicable

   17. Letter Re Director Resignation
       Not Applicable

   20. Other Documents or Statements to Security Holders
       Not Applicable

   23. Consents of Experts and Counsel (Filed herewith).........     47

   24. Power of Attorney
       Not Applicable

   27. Financial Data Schedule
       (Filed herewith)

   99. Additional Exhibits
       Not Applicable





45